Lawrence Scharfman & Co., CPA P.C.

Certified Public Accountants

18 E. SUNRISE HIGHWAY, #203	9608 HONEY BELL CIRCLE
FREEPORT, NY 11520	BOYNTON BEACH, FL 33437
TELEPHONE: (516) 771-5900	TELEPHONE: (561) 733-0296
FACSIMILE: (516) 771-2598	FACSIMILE: (56 I) 740-0613

To Whom It May Concern:

We have issued our report dated February 21, 2008, accompanying the consolidated financial statements of Musicians Exchange on Form S-1 as of February 20, 2008 and the cumulative period from February 4, 2008 (inception) to February 20, 2008. We hereby consent to the reference to being named in the section “Interest of Named Experts and Counsel” and inclusion of the audit report dated February 21, 2008 in the Registration Statement of Musicians Exchange on Form S-1 to be filed with the US Securities and Exchange Commission.

Signed,

/s/ Lawrence Scharfman & Co. CPC P.C.

February 21, 2008